Exhibit 99.1

STONE ENERGY CORPORATION

Hosts Upcoming Investor Day

LAFAYETTE, LA. May 19, 2014

Stone Energy Corporation (NYSE: SGY) previously announced that it will host an investor and analyst day on Tuesday, May 20, 2014 for equity analysts and institutional investors at the Windsor Court hotel in Gallery A in New Orleans, LA. The webcast presentation will start at 8:30 a.m. central time and is expected to finish by noon.

David Welch, Chief Executive Officer and President of Stone Energy, along with Kenneth Beer, Executive Vice President and Chief Financial Officer, and several key members of the management team, will provide an update and information on Stone Energy’s development and exploration projects, will discuss growth plans and opportunities and will review financial results.

The webcast and the presentation materials will be accessible via the company website in the “Events and Presentations” section at www.StoneEnergy.com or through a direct link http://www.ustream.tv/channel/stone-energy-investor-day.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston, Texas and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration and development of properties in the Deep Water Gulf of Mexico, Appalachia and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.